Exhibit 99.2

FOR IMMEDIATE RELEASE	For more information:
March 2, 2011	Contact: Eric Paul
Dividend Capital
(303) 228-2200

INDUSTRIAL INCOME TRUST INC. ANNOUNCES

ELECTION OF NEW DIRECTORS AND APPOINTMENT OF

MANAGING DIRECTOR FOR WESTERN REGION

DENVER, CO — March 2, 2011 — Industrial Income Trust Inc. (“IIT”), an industrial real estate investment trust, announced today that, effective February 24, 2011, Stanley A. Moore and Dwight L. Merriman III, Chief Executive Officer of IIT, were each elected by the board of directors to serve as directors of IIT. Messrs. Moore and Merriman will stand for re-election with the other directors at IIT’s 2011 annual meeting of stockholders.

Mr. Moore is a co-founder, director, and the Chief Executive Officer of Overton Moore Properties, a commercial real estate development firm in Los Angeles. Mr. Moore has served as Chief Executive Officer of Overton Moore Properties since 1975 and a director since 1972. He is currently a board member of the Economic Resources Corporation of South Central Los Angeles and the Los Angeles Economic Development Council. Formerly, Mr. Moore served as president of the Southern California Chapter of the National Association of Industrial Office Parks.

“We are extremely pleased to have Stanley on our board,” said Dwight Merriman, Chief Executive Officer of IIT. “His extensive experience in the commercial real estate industry as well as his background in economics will prove invaluable to us as we continue to grow IIT.”

Mr. Merriman has served as the Chief Executive Officer of IIT and its Advisor, Industrial Income Advisors LLC, since March 2010.

Appointments of J.R. Wetzel and Peter Vanderburg

IIT also announced that J.R. Wetzel and Peter Vanderburg have joined IIT effective March 1, 2011. Mr. Wetzel has been appointed Managing Director for the Western Region and will be responsible for sourcing transactions and overseeing the asset management function for IIT in the western region of the United States. Mr. Vandergburg has been appointed Vice President and will work with Mr. Wetzel on acquisition and asset management activities in the western region.

Mr. Wetzel has more than 25 years of real estate investment and development experience in major west coast markets. Prior to joining IIT, from November 2000 to February 2011, Mr. Wetzel served as Managing Partner of PGP Partners Inc., a commercial real estate investment, development and management firm. During his tenure at PGP Partners, Mr. Wetzel was responsible for the acquisition and development of more than $250 million of commercial real estate assets in key western markets. Prior to forming PGP Partners, from 1997 through 2000, Mr. Wetzel served as the Chief Operating Officer for Pacific Gulf Properties, where he was responsible for the acquisition and development of industrial and office projects in certain target markets, including Seattle, Portland, Northern California, Los Angeles, Orange County, San Diego, Phoenix and Las Vegas. In 2000, he was instrumental in directing the sale of Pacific Gulf Properties’ industrial portfolio, totaling 13.5 million square feet, to RREEF, one of the world’s largest pension fund managers, and to CalWest for a purchase price of $925 million.

“J.R. Wetzel’s extensive experience and knowledge of the western United States will allow him to quickly and positively impact our acquisition activities in that region, helping us to continue to build and manage a national operating platform of institutional-quality industrial real estate,” said Mr. Merriman.

“The current real estate market offers great opportunities to acquire core industrial real estate at attractive pricing,” said Mr. Wetzel. “I am very pleased to be joining the IIT team, whose principals and affiliates have been involved with three prior successful industrial platforms.”

Mr. Vanderburg has over 22 years of commercial real estate experience on the west coast. Prior to joining IIT, from January 2001 to February 2011, Mr. Vanderburg served as Principal of Development and Construction at PGP Partners, Inc. During his tenure at PGP Partners he was responsible for the development of approximately 2.6 million square feet of industrial and office projects on the west coast. Prior to joining PGP Partners in January 2001, Mr. Vanderburg spent 12 years at Insignia/O’Donnell, where he held several positions, including Senior Vice President, Acquisition Manager, and Development Manager.

Public Earnings Call

IIT also announced that it will be hosting a public conference call on Friday, March 4, 2011 to review quarterly and annual financial and operating results for the three months and year ended December 31, 2010. Evan Zucker, Chairman, Dwight Merriman, Chief Executive Officer, and Tom McGonagle, Chief Financial Officer, will discuss the fourth quarter and full year operating and financial data, as well as review IIT’s corporate strategy and acquisition activity. The conference call will take place at 4:15 p.m. EST and can be accessed by dialing 866.515.2915 and entering the participant passcode 381529777. A telephone replay will be available one hour after the call and will remain available through March 25, 2011. The telephone replay can be accessed by dialing 888.286.8010 and entering the participant passcode 84815269.

About Industrial Income Trust Inc.

IIT is an industrial real estate investment trust that is focused on acquiring and operating high-quality distribution warehouses that serve as logistics centers for corporate tenants. IIT’s core strategy is to build a national platform of institutional quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IIT’s primary financial objectives include preserving and protecting stockholders’ capital investments, providing current income to stockholders in the form of regular cash distributions and realizing capital appreciation upon the sale of assets or through other liquidity events. A Dividend Capital affiliate is the sponsor of IIT.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy. This material contains forward-looking statements (such as those concerning investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on IIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IIT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IIT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in the “Risk Factors” section of IIT’s prospectus dated September 14, 2010, as supplemented, and IIT’s Annual Report on Form 10-K for the year ended December 31, 2010 (available at www.industrialincome.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that IIT’s assumptions differ from actual results, IIT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IIT cannot assure you that we will attain our investment objectives. IIT’s charter places numerous limitations on it with respect to the manner in which it may invest its funds. These limitations cannot be changed unless IIT’s charter is amended, which requires the approval of its stockholders.

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